Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-128103) on Form S-8 of USANA Health Sciences, Inc. of our report dated June 22, 2017, with respect to the statements of assets available for benefits of the USANA Health Sciences 401(k) Plan as of December 31, 2016 and 2015, the related statement of changes in assets available for benefits for the year ended December 31, 2016, the related notes to financial statements, and the related supplemental Schedule H, Part IV, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the USANA Health Sciences 401(k) Plan.

/s/ Tanner LLC

Salt Lake City, Utah
June 22, 2017